FOR IMMEDIATE RELEASE	NEWS
April 7, 2008	NASDAQ:ARTW

ART’S WAY MANUFACTURING ANNOUNCES A 25.4% INCREASE IN NET INCOME FOR THE FIRST QUARTER 2008

Conference Call Scheduled For 9:00AM CDT, Wednesday, April 9, 2008

ARMSTRONG, IOWA, April 7, 2008 - Art’s-Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three months ended February 29, 2008.   In conjunction with the release, the Company has scheduled a conference call Wednesday, April 9, 2008 at 9:00 AM Central Daylight Time.

What: Art’s-Way Manufacturing First Quarter Financial Results Conference Call

When: Wednesday, April 9, 2008 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s-Way Manufacturing, will be leading the call and discussing first quarter financial results, the status of the Company, and an outlook for the balance of 2008.

Highlights:
•	Net sales increased 27.9% to $ 6.7 million compared to $ 5.2 million for the same period a year ago.
•	Year-to-date Earnings Per Share are up 26.3% or $0.05 per share compared to 2007.
•	As of March 2008, order backlog has increased to $21 million, compared to $12.1 million in March 2007.

	For the Three Months Ended
	February 29, 2008	February 28, 2007	Change
Revenue	$6,748,514	$5,275,037	27.9%
Operating Income	$813,925	$506,999	60.5%
Net Income	$476,831	$380,329	25.4%
EPS (Basic)	$0.24	$0.19	26.3%
EPS (Diluted)	$0.24	$0.19	26.3%
EBITDA	$995,367	$765,645	30.0%
Weighted avg. shares outstanding:
Basic	1,985,055	1,978,176
Diluted	1,995,745	1,978,430

Revenue: Total revenue increased 27.9%, from $5.28 million to $6.75 million for the three months ended February 29, 2008. A large portion of the increase is due to Art’s-Way Scientific having resumed normal operations after the fire that destroyed their manufacturing facility in January 2007.

Income: Operating income increased 60.5% from $507,000 to $814,000 for the three months ended February 29, 2008, while net income for the three months ended February 29, 2008 increased 25.4%, from $380,000 to $477,000. These increases are primarily due to increased sales and improved gross margins.

EBITDA: EBITDA (Earnings before interest, taxes, depreciation, and amortization) increased 30% to $995,000 for the three months ended February 29, 2008, as compared to $766,000 for the three months ended February 28, 2007.

Earnings per Share: Earnings per diluted and basic share for the three months ended February 29, 2008 increased to $0.24 as compared to $0.19, an increase of 26.3% or $0.05 over the earnings per share for the three months ended February 28, 2007.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “I am very pleased our team delivered another quarter of improved financial results. Our first quarter operating results reflect continued robust demand for our products. Our revenue growth for the first quarter 2008 represents a 6%, or $396,000, increase over fourth quarter 2007.”

“We have a very strong niche in our markets, and continue to be a recognized and respected manufacturer and distributor of agricultural machinery, equipment and services, providing our customers with high quality products and reliable service. We are very pleased with the steady increase in net income we have seen this quarter. Our backlog has increased to $21 million, a significant improvement over last year.”

About Art’s-Way Manufacturing Co., Inc. (ARTW)
Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company’s business. We have two wholly owned subsidiaries, Art’s-Way Vessels Inc. manufactures pressurized tanks and vessels and Art’s-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 or jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com.